Exhibit 99.2

Versartis Presents 12-Month Data for VRS-317 at Late-Breaker Session at Endocrine Society’s Annual Meeting

Data from Ongoing Pediatric Extension Study of Long-acting rhGH Presented Today at 1:00 p.m. PT Poster Session

Menlo Park, Calif., March 6, 2015 — Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing a novel, long-acting form of recombinant human growth hormone (rhGH), today announced it was selected to present data from its ongoing Extension Study of pre-pubertal children with moderate growth hormone deficiency (GHD) in a poster presentation at The Endocrine Society’s 97th Annual Meeting & Expo (ENDO 2015) in San Diego, CA. While previously disclosed (see press release), this is the first time the results are being presented in a scientific meeting. George Bright, MD, Versartis Vice President of Clinical Development, will discuss the results at the clinical poster session “Late-breaking Pediatric Endocrinology II” from 1:00 – 3:00 p.m. PT today.

“We are excited to have data from our ongoing pediatric Extension Study selected as a late-breaking poster presentation at the ENDO 2015 Annual Meeting. These data demonstrated a dose response in the subset of patients that were switched to a higher dose of VRS-317 on a semi-monthly basis, while maintaining safety and tolerability in line with results from our Phase 2a study,” said Jeffrey L. Cleland, PhD, Chief Executive Officer. “Importantly, VRS-317 showed less waning of growth response over the 12 month period when compared to current daily rhGH therapy. With these results in hand, we have further confidence in the design of our global Phase 3 VELOCITY study, which was initiated in January 2015.”

Highlights from the Poster Presentation

•	VRS-317 is safe and well tolerated after 12 months of treatment

•	Lower rate of related adverse events in second 6 months

•	All regimens provide similar IGF-I responses comparable to those of daily rhGH and with minimal excursions of IGF-I SDS exceeding 2

•	Dose response confirmed by IGF-I SDS moving up nearly 1.0 standard deviation (SD); this was achieved by increasing the dose from 2.5 to 3.5mg/kg semi-monthly

•	Adjusting VRS-317 dose from 2.5 mg/kg semi-monthly to 3.5 mg/kg semi-monthly resulted in:

•	Expected increase in IGF-I response (mentioned above) without overexposure

•	Patients who switched from 1.15 mg/kg weekly to 3.5 mg/kg semi-monthly (n=5) experienced a height velocity increase from 7.5 to 9.3 cm/yr

•	Less waning of the growth response was observed over the first 12 months of VRS-317 treatment than typically observed with daily rhGH therapy

The Extension Study’s primary objective is to study the safety and efficacy of long-term treatment with VRS-317 in pre-pubertal GHD children and to evaluate the effect of a dose increase on IGF-I and height velocity within a subset of the GHD children. In the ongoing Extension Study, subjects in the Phase 2a study on a VRS-317 dose of either 2.5 mg/kg semi-monthly or 5.0 mg/kg monthly were continued on the same dose for an additional 6 months. Subjects in the Phase 2a study on a VRS-317 dose of 1.15 mg/kg weekly (5 mg/kg/month) were switched to 3.5 mg/kg semi-monthly (7 mg/kg/month) upon their first visit after the completion of the Phase 2a study. Subjects enrolled in the Extension Study as they completed the six months of treatment in the Phase 2a study.

Poster and Program Details:

Title:	“Dose Response and 12-Month Safety and Efficacy of VRS-317 in Pre-Pubertal Children with Moderate Growth Hormone Deficiency (GHD)”

Program:	Abstracts – Poster Viewing with Presenters

Session:	LBF 024-030 Late-breaking Pediatric Endocrinology II

Poster:	Poster Board LBF-026

Location:	Hall D-F (San Diego Convention Center)

Date:	Friday, March 6, 2015: 1:00 – 3:00 p.m. PT

The poster can be viewed by CLICKING HERE and is also available online within the “EVENTS AND PRESENTATIONS” section of the Company’s investor relations website at www.versartis.com.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, semi-monthly and monthly dosing regimens of VRS-317 in children with GHD in June 2014 and began a global Phase 3 registration study, VELOCITY, in GHD children in January 2015. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “intended,” “potential,” “will” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and benefits of VRS-317. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; the potential for serious adverse side effects, if they are associated with VRS-317; VRS-317 may not have favorable results in later clinical trials or receive regulatory approval; other long-acting

rhGH products and product candidates have failed to generate commercial success or obtain regulatory approval; delays in enrollment of patients in our clinical trials could increase our costs and cause delay; VRS-317 may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit its commercial profile; we may encounter difficulties in manufacturing VRS-317; if approved, risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; the importance of our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in the final prospectus dated January 21, 2015 from our follow-on public offering, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

Media:

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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